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As filed with the Securities and Exchange Commission on January 12, 2012

Registration No. 333-164588

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-1
ON
FORM S-3
REGISTRATION STATEMENT
 Under The Securities Act of 1933

S&W SEED COMPANY
 (Exact name of registrant as specified in its charter)

Nevada	0139	27-1275784
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

25552 South Butte Avenue
Five Points, CA 93624
(559) 884-2535
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark S. Grewal
25552 South Butte Avenue
Five Points, CA 93624
(559) 884-2535
 (Name, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Debra K. Weiner
Wickersham & Murphy, P.C.
430 Cambridge Avenue, Suite 100
Palo Alto, CA 94306
(650) 323-6400

Approximate Date of Commencement of the Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

__________

Explanatory Note

This Post-Effective Amendment No. 3 to Form S-1 on Form S-3 amends the Registration Statement on Form S-1 (File No. 333-164588) of S&W Seed Company (the "Company"), declared effective by the Securities and Exchange Commission on May 3, 2010. Post-Effective Amendment No. 1 was filed on July 14, 2010 in order to remove from registration the securities that remained unsold after the expiration of the exercise period for the underwriters' over-allotment option. Post-Effective Amendment No. 1 was declared effective on July 27, 2010. This Post-Effective Amendment does not register any additional securities, but is being filed for the purpose of converting the registration on Form S-1 into a registration on Form S-3. All filing fees payable in connection with the registration of the securities were previously paid in connection with the filing on Form S-1. The amendment also updates certain information in the Prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion, Dated January 12, 2012)

3,080,000 Shares of Common Stock
1,540,000 Redeemable Class A Warrants
1,540,000 Redeemable Class B Warrants

This prospectus covers the sale of up to:

  2,800,000 shares of our common stock issuable upon the exercise of redeemable warrants issued in a public offering conducted by us in May 2010,
  280,000 shares of our common stock, 140,000 redeemable Class A warrants and 140,000 redeemable Class B warrants issuable upon the exercise of outstanding representative's warrants issued by us in connection with our May 2010 initial public offering; and
  280,000 shares of our common stock issuable upon the exercise of the redeemable Class A warrants and Class B warrants underlying representative's warrants.

In May 2010, we completed a public offering of 1,400,000 units, each consisting of two shares of our common stock one redeemable Class A warrant and one redeemable Class B warrant. Unless earlier redeemed, the Class A warrants and the Class B warrants are exercisable at $7.15 per share and $11.00 per share, respectively, at any time on or before May 3, 2015. The Class A warrants are redeemable upon 30 days' prior written notice at a price of $0.25 per warrant at any time after our common stock has closed at a price at least equal to $8.80 for at least five consecutive trading day. The Class B warrants are redeemable on the same terms, provided our common stock has closed at a price at least equal to $13.75 for five consecutive trading days.

The representative's warrants were issued by us in connection with our May 2010 initial public offering. Holders of the representative's warrants may purchase up to an aggregate of 140,000 units, each unit consisting of two shares of our common stock, one Class A warrant and one Class B warrant. The representative's warrants are exercisable at $13.20 per unit and expire on May 3, 2015.

If all of the outstanding representative's warrants and redeemable warrants (including those underlying the outstanding representative's warrants) listed above are exercised, we would receive gross proceeds of up to $29,799,000 (including the exercise of 140,000 representative's warrants) before deducting expenses of the offering, including a warrant solicitation fee of up to 5% of the gross proceeds and other offering expenses of approximately $15,000.

Our common stock, Class A warrants and Class B warrants are traded on the Nasdaq Capital Market under the symbols "SANW," "SANWW" and "SANWZ," respectively. On January 11, 2012, the last reported sale prices of our common stock, redeemable Class A warrants and redeemable Class B warrants on the Nasdaq Capital Market were $4.69, $0.65 and $0.25, respectively.

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled "Risk Factors" on page 2 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January    , 2012.

ABOUT THIS PROSPECTUS

This prospectus, which is part of a registration statement filed with the Securities and Exchange Commission (the "SEC" or the "Commission"), does not contain all of the information set forth or incorporated by reference in the registration statement or the exhibits filed therewith. Statements contained or incorporated by reference in this prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. For further information with respect to us and the common stock and warrants offered by this prospectus, please see the registration statement, the exhibits filed with the registration statement and the documents incorporated by reference therein.

You should rely only on the information contained or incorporated by reference in this prospectus. No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, and, if made, such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

You should assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or other offering materials is accurate only as of the dates of those documents or documents incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise or unless otherwise noted, all references to "S&W Seed" are to S&W Seed Company, a Nevada corporation, and all references to "we," "us" or "our" are to S&W Seed Company and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, margins, expenses, tax provisions, earnings, cash flows and other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding our ability to raise capital in the future; any statements concerning expected development, performance or market acceptance relating to our products or services or our ability to expand our grower or customer bases; any statements regarding future economic conditions or performance; any statements of expectation or belief; any statements regarding our ability to retain key employees; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are often identified by the use of words such as, but not limited to, "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "will," "plan," "project," "seek," "should," "target," "will," "would," and similar expressions or variations intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Risks, uncertainties and assumptions include the possibility that certain foreign markets into which our seed is sold continue to be adversely impacted by discounted pricing of non-proprietary seed by competitors, our alfalfa seed growers choose to grow more profitable crops instead of our alfalfa seed and the dairy industry decline does not recover as quickly as we anticipate, macro-economic and geopolitical trends and events; the execution and performance of contracts by our company and our customers, suppliers and partners; the challenge of managing asset levels, including inventory; the difficulty of aligning expense levels with revenue changes; the outcome of pending or future legislation or court decisions and pending or future accounting pronouncements; and other risks that are described herein, including but not limited to the items discussed in "Risk Factors" below, and that are otherwise described or updated from time to time in our Securities and Exchange Commission reports, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Many factors discussed in this Prospectus, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from the forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this prospectus. All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. Before making an investment decision, you should read carefully this entire prospectus, any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading "Where You Can Find More Information" on page 25 of this prospectus.

Our Company

Our business includes (i) our core alfalfa seed business; (ii) our more recently-initiated stevia breeding and production operations; and (iii) our seed and small grain cleaning and processing operations that leverage the excess capacity in our mill. Until we incorporated in 2009, our business was operated for almost 30 years as a general partnership and was owned by five general partners. We incorporated in October 2009, bought out the former partners between June 2008 and May 2010 and raised capital in our May 2010 initial public offering in order both to grow the existing alfalfa seed business and take the company in a new direction.

We own a seed cleaning and processing facility in Five Points, California that we constructed and have operated since 1980. Our facility was extensively modernized and rebuilt in the late 1980's. The property encompasses a total of 40 acres, including 35 acres that are in reserve for future development and five acres on which are situated permanent structures and three seed processing lines. We believe that the replacement cost of our Five Points facility would be at least $12 million. The facility has been operating at less than 25% of capacity, providing ample opportunity for growth. We recently have begun capitalizing on our facility's central location in the San Joaquin Valley by more aggressively marketing our seed cleaning and processing services to other growers of alfalfa seed, as well as growers of small grains such as wheat, barley and triticale, which are processed at different times of the year than alfalfa seed.

We incurred a net loss of $811,448 for the fiscal year ended June 30, 2011 and earned net income of $522,765 for the fiscal quarter ended September 30, 2011.

Alfalfa Seed Production

Founded in 1980 and headquartered in the Central Valley of California, we are a leading producer of warm climate, high-yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils.

Our alfalfa seed business consists of breeding our proprietary alfalfa seed varieties, primarily with San Joaquin Valley farmers, for the production of that seed, cleaning, processing and bagging the seed at our facility and marketing and selling it as certified seed to agribusiness firms and farmers throughout the world. We contract annually at fixed prices with growers who have established a history of yields that provide some predictability into anticipated supply volume and cost. Nevertheless, yields are subject to agriculture risk and the farming practices of each grower. Our principal business is subject to uncertainty, caused by the following factors, among others: (i) our growers may decide to grow different crops when prices for alternative commodities are on the rise, which can create a shortage of our certified seed; (ii) farmers who typically purchase our seed to grow alfalfa hay may plant alternative crops either in reaction to a decline in the dairy industry, which in turn causes shrinking demand for alfalfa hay or because they can make a higher profit planting alternative crops, either way, with the result that smaller quantities of our seed are purchased, or (iii) farmers may choose to convert their hay crops to non-certified common seed, and an overabundance of non-certified seed entering the market can drive down the overall market price for alfalfa seed, including the market for certified alfalfa seed. Consequently our revenue and margins can be difficult to project.

In connection with our alfalfa seed operations since our May 2010 IPO, we have (i) expanded our sales and marketing efforts; (ii) leased approximately 800 acres in Kern County in California's San Joaquin Valley, on which we are producing a portion of our alfalfa seed supply ourselves as well as other crops; and (iii) purchased the customer list of our principal international distributor from its owner in order to begin direct international sales rather than relying upon distributors for sales of our alfalfa seed in Saudi Arabia, and to other Middle Eastern and North African countries such as Sudan, Egypt and Morocco. We began direct international sales in June 2011. Our first crop of internally produced alfalfa seed was planted in the second fiscal quarter of 2012 and will be harvested, cleaned, bagged and made available for sale to our customers in the first and second quarters of 2013, along with the seed we purchase from our growers. We believe that by vertically integrating our alfalfa seed business to include our own production, we can leverage our existing management infrastructure, experienced agronomics team and milling capacity, while reducing our costs and more directly controlling our inventory.

Stevia Production

In fiscal 2010, we launched a business expansion initiative centered on our plan to commercially produce stevia leaf in the U.S. in response to growing global demand from the food and beverage industry for the all-natural, zero calorie sweetener. In fiscal 2010, we laid the groundwork for the commercial production of stevia in California's Central Valley by conducting trials on sample stevia material sourced from stevia plant breeders in India, China and Paraguay. We planted our first small-scale commercial crop of stevia in May and June 2011 and harvested the first crop during the first quarter of fiscal 2012. With no history of stevia operations, we cannot guarantee that our stevia production operations will prove profitable, but we anticipate that we will earn our first stevia-generated revenues in fiscal 2012.

Our first commercial crop was planted and harvested by us. In future years, we may contract with other growers but have made no specific plans in this regard.

After harvest, we will process the stevia, which will primarily involve separating the leaves from the stems, drying the leaves and packaging them, and will then market and sell the dried stevia leaf to companies that process it for its derivatives (primarily Reb-A) for incorporation into food and beverages. We used the first commercial harvest primarily to experiment with various equipment and harvesting methodologies in order to determine the best and most cost-effective means to harvest future stevia crops.

In July 2010, we entered into a five-year supply agreement with a major stevia processor that has agreed to purchase our production of stevia that is grown from plants sourced through that company or its agents, up to certain maximum amounts. Our goal is to select or breed varieties that produce the highest Reb A content stevia under our local growing conditions, which we believe will be desired by our future customers. The supply agreement does set certain minimum specifications for Reb-A content and other factors, and our stevia cultivation program has focused on developing varieties that meet the stated requirements.

Milling Services

In addition to processing seed for our alfalfa seed business, we also provide cleaning and processing services for other growers' alfalfa seed, as well as safflower and cotton seed and small grains, such as barley and wheat. Our mill currently operates at less than 25% of capacity, leaving capacity available for expansion of milling services without the need to make any significant capital outlay. In fiscal 2011, we began to focus on making this a more significant portion of our business, and as a result, milling services increased over 55% from fiscal 2010 to fiscal 2011.

Our Contact Information

Our principal business office is located at 25552 South Butte Avenue, Five Points, CA 93624, and our telephone number (559) 884-2535. Our website address is www.swseedco.com. Information contained on our website or any other website does not constitute part of this prospectus.

The Offering

We are offering the following securities for sale by us upon exercise of outstanding Class A warrants, Class B warrants and the representative's warrants:

● 2,800,000 shares of common stock issuable to public investors that received Class A warrants and Class B warrants from us as a component of the units sold in our initial public offering of securities. The redeemable Class A warrants give those investors the right to purchase 1,400,000 shares of our common stock at $7.15 per share at any time on or before May 3, 2015. The redeemable Class B warrants give those investors the right to purchase 1,400,000 shares of our common stock at $11.00 per share at any time on or before May 3, 2015.

● 560,000 shares of common stock issuable to the underwriters of our initial public offering pursuant to units issuable upon exercise of the representative's warrants issued in connection with our initial public offering (including shares issuable upon exercise of the Class A warrants and Class B warrants underlying the units at $7.15 and $11.00 per share, respectively).

This prospectus also covers 140,000 Class A warrants and 140,000 Class B warrants issuable upon exercise of the representative's warrants issued by us in connection with our initial public offering. The holders of the representatives warrants may purchase up to an aggregate of 140,000 units, each unit consisting of two shares of our common stock, one Class A warrant and one Class B warrant. The representative's warrants are exercisable at $13.20 per unit and expire on May 3, 2015.

Common stock outstanding	5,800,000 shares as of January 11, 2012
Use of proceeds	We will receive the exercise price upon the proper exercise of any Class A or Class B warrants for cash. We intend to use the proceeds for working capital purposes.
Nasdaq Capital Market symbols	Common Stock Class A warrants Class B warrants	SANW SANWW SANWZ
Risk factors

Investing in our securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the "Risk Factors" section of this prospectus.

We had 5,800,000 shares of common stock issued and outstanding as of January 11, 2012. Unless the context indicates otherwise, all share and per share common stock information in this prospectus:

  assumes no exercise of the Class A and Class B warrants;

  assumes no exercise of the representative's warrants;

  excludes 677,000 shares underlying outstanding options under our 2009 Equity Incentive Plan; and

  excludes 73,000 shares reserved for issuance pursuant to future grants under our 2009 Equity Incentive Plan.

RISK FACTORS

Risks Relating to Our Business and Industry

Our earnings may be sensitive to fluctuations in demand for our products.

Our earnings can be negatively impacted by declining demand brought on by varying factors, many of which are out of our control. Our earnings declined significantly in fiscal 2011, largely driven by a decline in demand by end users both domestically and internationally. The severe downturn in the California dairy industry in recent years that resulted from over-supply has had a corresponding negative effect on sales of alfalfa hay. Therefore demand for our alfalfa seed in the domestic market declined during fiscal 2011. In the past year, demand for our certified seed also severely declined in the Middle East, which historically has been a significant market. The decline was primarily the result of common, uncertified seed flooding the market at lower prices than those at which we were willing to sell our certified seed. As a result of this price competition, the demand for our proprietary seed materially declined in fiscal 2011. These circumstances could continue or reoccur, and our earnings could again be negatively impacted. In addition, demand for our products could decline because of ordinary, more expected, supply and quality issues or for any other reason, including products of competitors that might be considered superior by end users. A decline in demand for our products could have a material adverse effect on our business, results of operations and financial condition.

Our earnings may also be sensitive to fluctuations in market prices.

Market prices for our alfalfa seed can be impacted by factors such as the quality of the seed and the available supply, including whether lesser quality, uncertified seed is available. Growing conditions, particularly weather conditions such as windstorms, floods, droughts and freezes, as well as diseases and pests, are primary factors influencing the quality of the seed and therefore, the market price at which we can sell our seed to our customers. A decrease in the prices received for our products could have a material adverse effect on our business, results of operations and financial condition.

Our inventory of seed can be adversely affected by the market price being paid for other crops.

We rely on unaffiliated growers to grow our proprietary seed and to sell it to us at negotiated prices each year. Growers have a choice of what crops to plant. If a particular crop is paying a materially higher price than has been paid in the past, growers may decide to not grow alfalfa seed in favor of receiving a higher return from an alternative crop planted on the same acreage. Some of our growers who have grown alfalfa seed for us for many years did not grow seed for us in fiscal 2011 in order to make acreage available to plant cotton and reap a portion of the historically high prices being paid for that crop in 2011. If our growers decline to a significant degree to plant the acreage on which we rely, and if we cannot find other growers to plant the lost acreage, our inventory of seed could be insufficient to satisfy the needs of our customers, and our business, results of operations and financial condition could materially decline. In addition, our customers could look to other suppliers for their seed, and we may have not be able to get them to return as customers once our inventory levels have returned to normal.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

Alfalfa seed, our primary product, is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are quite common but difficult to predict. In addition, alfalfa seed is vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. Unfavorable growing conditions can reduce both crop size and quality. While historically, we have not grown the alfalfa seed we sell, these factors can nevertheless directly impact us by decreasing the quality and yields of our seed, reducing our inventory and supply of seed we sell to our customers, increasing our costs and decreasing revenue and gross margins, which may have a material adverse effect on our business, results of operations and financial condition. Moreover, beginning in fiscal 2012, we expect to directly grow a small portion of our alfalfa seed and therefore, the adverse effect of weather and pests could impact us directly in future periods.

Because our alfalfa seed business is highly seasonal, our revenue, cash flows from operations and operating results may fluctuate on a seasonal and quarterly basis.

We expect that the majority of our revenues will continue to be generated from our alfalfa seed business, even though we have recently entered the commercial stevia growing business. Our alfalfa seed business is highly seasonal. The seasonal nature of our operations results in significant fluctuations in our working capital during the growing and selling cycles. As a result, operating activities during the second and third fiscal quarters use significant amounts of cash because we typically pay our growers progressively, starting in the second quarter. In contrast, operating activities for the first and second fiscal quarters typically generate cash as we ship inventory and collect accounts receivable. We have experienced, and expect to continue to experience, significant variability in net sales, operating cash flows and net income on a quarterly basis.

Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may be negatively affected if our key customers reduce the amount of products they purchase from us.

Historically, we have relied upon a small group of customers for a large percentage of our net sales, including Genetics International, which served the Saudi Arabian market. We expect that a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future. Fiscal 2011 was a year in which we experienced significant changes in sales concentration because Genetics International was severely negatively impacted by market factors in the Saudi Arabian seed market, resulting in it purchasing a far smaller quantity of seed than it had purchased in recent years. Genetics International has left the alfalfa seed business, and since June 2011, we have been selling directly to its former customers. One of those customers, Sorouh Agricultural Company represented approximately 20% of our net sales in fiscal 2011, and we expect that that customer, together with S.C.A.L.E Ag Services, a domestic distributor, will represent a material amount of our sales in fiscal 2012.

We do not have written contracts with either of these or any other of our customers. The loss of, or a significant adverse change in, our relationship with these customers, or any other major customer, could have a material adverse effect on our business, financial position, results of operations and operating cash flows. The loss of, or a reduction in orders from any significant customers, losses arising from customers' disputes regarding shipments, product quality, or related matters, or our inability to collect accounts receivable from any major customer could have a material adverse effect on us. There is no assurance that we will be able to maintain the relationships with our major customers or that they will continue to purchase our seed in the quantities that we expect and rely upon. If we cannot do so, our results of operations could suffer.

Because we do not grow most of the alfalfa seed that we sell, we are substantially dependent on our network of growers, and our sales, cash flows from operations and results of operations may be negatively affected if our largest growers were to stop supplying seed to us.

Historically, we have relied on a relatively small network of growers of alfalfa seed that together have provided all of the seed we sell to our customers. Although beginning in fiscal 2012, we expect to grow a portion of our own seed, most of our seed will continue to be grown under annual contracts with farmers in the San Joaquin Valley. Three growers collectively accounted for approximately 51% of our total seed purchases in fiscal 2011. Many of our growers have had long-term grower relationships with us. However, we do not have long-term supply contracts with any of these growers, which makes us particularly vulnerable to factors beyond our control. Events such as a shift in pricing caused by an increase in the value of commodity crops other than seed crops, increase in land prices or competition could disrupt our chain of supply. Any of these disruptions could limit the supply of seed that we obtain in any given year, adversely affecting supply and thereby lowering revenues in the subsequent marketing season. Such disruption could also damage our distributor relationships and rancher and farmer loyalty to us if we cannot supply the quantity of seed expected by them. We encountered a meaningful shift in our grower network in fiscal 2011, with some of our growers who had grown for us for many years opting to cut back their alfalfa seed acreage or to not grow alfalfa seed at all. This situation could reoccur and could negatively impact our revenues if we do not otherwise have sufficient seed inventory available for sale.

A lack of availability of water in California's San Joaquin Valley or in the Kingdom of Saudi Arabia could impact our business.

Adequate quantities and correct timing of the application of water are vital for most agriculture to thrive. Whether particular farms are experiencing water shortages depends, in large part, on their location. However, continuing drought conditions can threaten all farmland other than those properties with their own water sources. Although alfalfa seed is not a water-intensive crop, the availability or the cost of water is a factor in the planting of the alfalfa hay grown from our seed. If the dairy farmers and others who purchase our alfalfa seed to grow hay cannot get an adequate supply of water, or if the cost of water makes it uneconomical for the farmers to grow alfalfa, we may not be able to sell our seed, which could have an adverse impact on our results of operations. We cannot predict if water shortages will impact our business in the future, but if alfalfa hay growers are impacted by water shortages, our business could also materially decline.

In addition, if the government of the Kingdom of Saudi Arabia were to restrict the availability of water to farmers and other growers, this governmental decision could adversely affect the amount of seed we would be able to sell in the Middle East, which currently is our largest market. Were this to occur, our results of operations could be severely impacted for at least the duration of the water shortage.

We face intense competition, and our inability to compete effectively for any reason could adversely affect our business.

The alfalfa seed market is highly competitive, and our products face competition from a number of small seed companies, as well as large agricultural and biotechnology companies. We compete primarily on the basis of consistency of product quality, product availability, customer service and price. Many of our competitors are, or are affiliated with, large diversified companies that have substantially greater marketing or financial resources than we have. These resources give our competitors greater operating flexibility that, in certain cases, may permit them to respond better or more quickly to changes in the industry or to introduce new products more quickly and with greater marketing support. Increased competition could result in lower profit margins, substantial pricing pressure, reduced market share and lower operating cash flows. Price competition, together with other forms of competition, could have a material adverse effect on our business, financial position, results of operations and operating cash flows.

If we are unable to estimate our customers' future needs accurately and to match our production to the demand of our customers, our business, financial condition and results of operations may be adversely affected.

We sell our seed primarily to dealers and distributors who, in turn, sell primarily to hay and dairy farmers who grow hay for dairy cattle and other livestock. Due to the nature of the alfalfa seed industry, we normally produce seed according to our production plan before we sell and deliver seed to distributors and dealers. Our dealers and distributors generally make purchasing decisions for our products based on market prices, economic and weather conditions and other factors that we and our dealers and distributors may not be able to anticipate accurately in advance. If we fail to accurately estimate the volume and types of products sought by the end users and otherwise adequately manage production amounts, we may produce more seed than our dealers and distributors want, resulting in reduced gross margins and excess inventory investment. On the other hand, if we underestimate demand, which has happened in the past, we may not be able to satisfy our dealers and distributors' demand for alfalfa seed, and thus damage our customer relations and end-user loyalty. Our failure to estimate end users' future needs and to match our production to the demand of our dealers, distributors and farmers to whom we sell seed directly may adversely affect our business, financial condition and results of operations.

We could be unsuccessful in transitioning from selling into international markets through distributors to our new business plan that contemplates direct sales into those markets.

Historically, sales of our alfalfa seed in international markets have been made by U.S. distributors having a presence in various international markets. In the last quarter of fiscal 2011, our largest international distributor closed its alfalfa seed business. With the cooperation of the former distributor, we began selling directly to its customers in June 2011. We have never sold directly into Saudi Arabia, Sudan, South Africa, Morocco and Argentina, and we have no direct experience selling alfalfa seed or otherwise doing business in these markets. There is no assurance that we will be able to retain the customers that have purchased our seed from our distributor in the past or that these customers will continue to purchase the quantities of our proprietary seed that they have historically purchased from our distributor. Moreover, one of the Saudi Arabian customers is expected to be one of our largest customers in fiscal 2012, so it is critical that we are successful in maintaining that relationship or our business will materially suffer. We also may not succeed in expanding the customer base in these locations. Failure to sell significant quantities of alfalfa seed to these customers or to new customers in these countries could have a material adverse effect on our financial condition and results of operations.

We could grant credit terms to one of our new international customers that could create a significant concentration of credit, and collection could be more difficult because of its location.

Beginning in the fourth quarter of fiscal 2011, we started to sell seed directly to a customer in Saudi Arabia who previously had purchased our seed through our international distributor. That customer purchased on credit a significant amount of seed in the first quarter of fiscal 2012. We anticipate that in future periods, this customer could again order significant quantities of seed on credit that could represent, at any one time, a large percentage of our accounts receivable. Because this customer is located in Saudi Arabia, collection efforts, were they to become necessary, could be much more difficult and expensive. Moreover, future political and/or economic factors, as well as future unanticipated trade regulations, could negatively impact our ability to timely collect outstanding receivables from this important customer. Our failure to do so could have a material adverse effect on our results of operations and cash flows.

We extend credit to customers who currently represent or are expected to represent the largest percentage of our sales.

Our largest customer in fiscal 2011 was Sorouh Agricultural Company, which accounted for approximately 20% of our annual revenue. All of the sales to Sorouh were made in June 2011, when we began direct sales to Saudi Arabia, following the closure of our international distributor's business. Although payment terms for our seed sales generally are 90 days, we extended credit to this customer in fiscal 2011, and at June 30, 2011, the receivable totaled $712,600. We expect that sales of our alfalfa seed varieties to Sorouh will represent a material portion of our revenue in fiscal 2012 and that we will continue to extend credit in connection with those sales. In addition, we expect that S.C.A.L.E. Ag Services, a domestic distributor, will also account for a material portion of our alfalfa seed revenue in fiscal 2012 and that we will extend credit to this distributor. The extension of credit to our major customers exposes us to the risk that our seed will be delivered but that we may not receive all or a portion of the payment therefor. If either of these customers were unable or unwilling to fully pay for the seed they purchase on credit, our results of operations and financial condition could be materially negatively impacted. Moreover, our internal forecasts on which we make business decisions throughout the year could be severely compromised, which could, in turn, mean that we spend capital for operations, investment or otherwise that we would not have spent had we been aware that the customer would not honor its credit extension obligation.

Our current reliance on the seed development and production business does not permit us to spread our business risks among different business segments and, thus, a disruption in our seed production or the industry would harm us more immediately and directly than if we were diversified.

We currently operate mainly in the alfalfa seed business, and we do not expect this to change materially in the foreseeable future, even as we begin our commercial stevia business. Without business line diversity, we will not be able to spread the risk of our operations. Therefore, our business opportunities, revenue and income could be more immediately and directly affected by disruptions from such things as drought and disease or widespread problems affecting the alfalfa industry, payment disruptions and customer rejection of our varieties of alfalfa seed. If there is a disruption as described above, our revenue and income will be reduced, and our business operations may have to be scaled back.

If we fail to introduce and commercialize new alfalfa seed varieties, we may not be able to maintain market share, and our future sales may be harmed.

We cannot guarantee that the performance of our new alfalfa seed varieties will meet our customers' expectations, or that we will be able to introduce and commercialize specific seed varieties. Reorder rates are uncertain due to several factors, many of which are beyond our control. These include changing customer preferences, which could be further complicated by the new availability of Roundup Ready alfalfa, competitive price pressures, our failure to develop new products to meet the evolving demands of the end users, the development of higher-demand products by our competitors and general economic conditions. The process for new products to gain market recognition and acceptance is long and has uncertainties. If we fail to introduce and commercialize a new seed variety that meets the demand of the end user, if our competitors develop products that are favored by the end users, or if we are unable to produce our existing products in sufficient quantities, our growth prospects may be materially and adversely affected, and our revenue may decline. In addition, sales of our new products could replace sales of some of our current similar products, offsetting the benefit of even a successful product introduction.

The recent deregulation of Roundup Ready alfalfa could negatively impact our sales of proprietary alfalfa seed.

In December 2010, the U.S. Department of Agriculture ("USDA") published the final environmental impact statement on Roundup Ready Alfalfa ("RRA"). Following that publication, in late January 2011, the USDA announced the deregulation of RRA, without imposing any regulations, providing any guidance pertaining to field separation or mandating any other conditions. We believe that Forage Genetics, a co-developer of RRA, and other licensed seed companies, have a substantial supply of RRA in inventory that has been awaiting this decision, and that RRA was available for the spring 2011 planting season. This development potentially could adversely impact our sales. Domestically, hay farmers may choose the GMO alfalfa seed over our seed in order to control weeds with Roundup, Monsanto's powerful herbicide. Internationally, we may face a challenge to demonstrate to our customers and end users that our seed is free of any cross-contamination between GMO and organic and conventionally-farmed fields since GMO crops currently are prohibited in most of the international markets in which our proprietary seed is currently sold. If it were determined that our fields or those of our growers, were contaminated with any GMO material, we would be unable to sell seed from those fields in Saudi Arabia, our largest market, because the Kingdom has an absolute prohibition on GMO products. There are other countries that also ban GMO products, so cross-contamination could impact our growth into other markets. No decision has been made whether it is in our best interest to enter the GMO alfalfa market, and no timetable for such a decision has been fixed. In the intervening time period, our domestic sales could be negatively impacted, although the actual impact on the alfalfa seed market in general and on sales of our proprietary seed, in particular, is currently unknown.

We have just planted our first commercial crop of stevia, and the business continues to be subject to many of the risks of a new business enterprise.

In fiscal 2010, we began expanding our business to include the breeding, selection and planting of high quality stevia varieties for production and processing of the stevia extract, Rebaudioside A ("Reb-A"). We planted our first commercial crop of stevia in fiscal 2011, with the initial harvest expected in the first quarter of fiscal 2012. We have never bred or selected stevia varieties or planted and harvested stevia for commercial purposes. Therefore, we face numerous uncertainties, including the possibility that the stevia seedlings planted during the initial commercial planting may not grow as anticipated, the stevia varieties we select for production may not produce the results we expect; our community of farmers may not be interested in growing stevia; or we may be unable to satisfactorily contract with customers for our dried stevia product. The failure to build a successful stevia business could materially impact our growth potential and could consume company resources that otherwise could be deployed to further the growth of other aspects of our business.

The stevia market may not develop as we anticipate and therefore our investment in stevia may not be as profitable as we expect.

There are a number of challenges to market acceptance of stevia as a natural, non-caloric sweetener. Stevia has its own unique flavor, which can affect the taste of some foods and beverages. Other factors that could impact market acceptance include the price structure compared to other sugar substitutes and availability. If the high intensity, non-caloric sweetener market declines or if stevia fails to achieve substantially greater market acceptance than it currently enjoys, we will not be able to grow our revenue sufficiently for us to achieve consistent profitability from this portion of our business. Even if products conform to applicable safety and quality standards, sales could be adversely affected if consumers in target markets lose confidence in the safety, efficacy and quality of stevia. Adverse publicity about stevia or stevia-based products may discourage consumers from buying products that contain stevia. Any of these developments could adversely impact the amount of processed stevia leaves or extract we are able to sell, which could adversely impact our results of operations.

If demand for stevia does not increase, there may be excess capacity that could decrease the market price of stevia and reduce our revenue expectations.

Historically, stevia has been marketed and sold in the U.S. as a dietary supplement, available in natural food and health food stores. Since December 2008, stevia producers have increased production capacity in expectation of a large demand for stevia products. We started our stevia operation because we expect that demand for stevia will increase significantly in the future, particularly since Reb-A, a stevia extract, has received GRAS (meaning generally accepted as safe) status in the U.S. That determination by the FDA allows Reb-A to be used as a food and beverage additive. However, there can be no assurance that there will be widespread demand for stevia products. If demand for stevia does not increase to the extent predicted by the industry, the stevia market may be subject to significant excess capacity, which would put downward pressure on the market price of stevia and negatively impact our expectations with respect to stevia as a revenue source.

Stevia competes with sugar and other high intensity sweeteners in the global sweetener market, and the success of stevia will largely depend on consumer perception of the positive health implications of stevia relative to other sweeteners.

The continued growth of stevia's share of the global sweetener market depends upon consumer acceptance of stevia and stevia-related products and the health implications of consuming stevia relative to other sweetener products. The publication of any studies or revelation of other information that has negative implications regarding the health impacts of consuming stevia may slow or reverse the growth in consumer acceptance of stevia, which may have a material adverse effect on our business operations and financial condition.

There are difficulties in managing our storage system, which may result in damage to our products held in storage.

Alfalfa seed storage, particularly outside the U.S., entails significant risks, including difficulties in the management of moisture, temperature and humidity. In addition, stevia can lose all viability unless stored in a controlled, refrigerated environment. Any material storage problem may result in damage to our seed or dried stevia leaf and, thus, could create operating losses.

If we are unable to acquire sufficient raw materials or produce sufficient finished product, we will not be able to meet the demands of our customers.

We must acquire sufficient alfalfa seed to meet the demands of our customers. An alfalfa seed shortage could result in loss of sales and damage to our reputation. Because our proprietary seed is only available from our growers, if our growers become unable or unwilling to produce the required commercial quantities of alfalfa seed on a timely basis and at commercially reasonable prices, we will likely be unable to meet customer demand. The failure to satisfy our customers not only could adversely impact our financial results but could irreparably harm our reputation. Although we are just entering the commercial stevia production business, we know we will encounter similar risks if we are unable to satisfy our customers' requirements for dried stevia due to our inability to obtain sufficient quantities of plants, either by growing stevia ourselves or acquiring stevia under contract from growers, or are unable to timely process the stevia to satisfy our customers' needs. In addition, we currently have only a small quantity of acreage allocated to growing stevia plants, and there is no assurance that growers in the San Joaquin Valley will decide in future growing seasons that growing stevia is the best use for their land. If we are unable to contract for a sufficient amount of acreage to grow stevia, we may not be able to capitalize on what we currently believe could be a meaningful growth opportunity.

The loss of key employees or the failure to attract qualified personnel could have a material adverse effect on our ability to run our business.

The loss of any of our current executives, key employees or key advisors, or the failure to attract, integrate, motivate and retain additional key employees, could have a material adverse effect on our business. Other than an employment agreement with our Chief Executive Officer, Mark S. Grewal, which expires in January 2013, we have no employment agreements with our key management personnel. We also do not carry "key person" insurance on the lives of any of our management team. As we develop additional capabilities, we may require more skilled personnel who must be highly skilled and have a sound understanding of our industry, business or processing requirements. Recruiting skilled personnel is highly competitive. Although to date we have been successful in recruiting and retaining qualified personnel, there can be no assurance that we will continue to attract and retain the personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

We may not be able to manage our expansion of operations effectively.

We expect our operations to grow rapidly in the near future, both as we expand our historical business by implementing new sales and marketing activities both domestically and internationally, expanding our mill utilization and increasing our growers' production, and as we develop and expand our stevia production and sales business. These efforts will require the addition of employees, expansion of facilities and greater oversight. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures, and we may have difficulties maintaining and updating the internal procedures and the controls necessary to meet the planned expansion of our overall business.

Our management will also be required to maintain and expand our relationships with customers, suppliers and third parties as well as attract new customers and suppliers. We expect that our sales and marketing costs will increase as we grow our product lines and as we increase our sales efforts in new and existing markets.

There is no assurance that our current and planned operations, personnel, systems and internal procedures and controls will be adequate to support our future growth. We expect that our general and administrative costs will increase as our operations grow to meet existing sales orders for our products and for future growth as we increase our sales efforts in new and existing markets.

Changes in government policies and laws could adversely affect international sales and therefore, our financial results.

Other than in fiscal 2011, which we believe was an abnormal year, historically sales to our distributors who sell our proprietary alfalfa seed varieties outside the U.S. have constituted a substantial portion of our annual revenue. We anticipate that sales into international markets will continue to represent a substantial portion of our total sales and that continued growth and profitability will require further international expansion, particularly in Saudi Arabia and North Africa. Our financial results could be affected by changes in trade, monetary and fiscal policies, laws and regulations, or other activities of U.S. and non-U.S. governments, agencies and similar organizations. These conditions include but are not limited to changes in a country's or region's economic or political conditions, trade regulations affecting production, pricing and marketing of products, local labor conditions and regulations, reduced protection of intellectual property rights in some countries, changes in the regulatory or legal environment, burdensome taxes and tariffs and other trade barriers. International risks and uncertainties, including changing social and economic conditions as well as terrorism, political hostilities and war, could lead to reduced distribution of our products into international markets and reduced profitability associated with such sales.

Insurance covering warranty claims may become unavailable or be inadequate.

Defective seed could result in warranty claims and negative publicity. Although we carry general liability insurance to cover warranty claims, such coverage may become unavailable or be inadequate. Even if coverage is offered, it may be at a price and on terms not acceptable to us. If claims exceed coverage limits, or if insurance is not available to us, the occurrence of significant claims could have a material adverse effect on our business, results of operations and financial condition.

We may be exposed to product quality claims, which may cause us to incur substantial legal expenses and, if determined adversely against us, may cause us to pay significant damage awards.

We may be subject to legal proceedings and claims from time to time relating to our seed or dried stevia leaf quality. The defense of these proceedings and claims can be both costly and time consuming and may significantly divert efforts and resources of our management personnel. An adverse determination in any such proceeding could subject us to significant liability and damage our market reputation and prevent us from achieving increased sales and market share. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase of our products.

The current global economic downturn could result in a decrease in our sales and revenue, which could adversely affect the results of our operations, and we cannot predict the extent or duration of these trends.

The global economic downturn of the past three years has significantly impacted the agricultural industry, with many farmers losing their farms or laying fallow their fields, as well as other negative impacts. The full impact of the current global economic downturn on growers, customers, vendors and other business partners cannot be known with any certainty. For example, major customers may have financial challenges unrelated to us that could result in a decrease in their business with us or, in extreme cases, cause them to file for bankruptcy protection. Similarly, parties to contracts may be forced to breach their obligations under those contracts. Although we exercise prudent oversight of the financial strength of our major business partners and seek to diversify our risk to any single business partner, there can be no assurance that there will not be a grower, customer or other business partner that is unable to meet its contractual commitments to us. Similarly, stresses and pressures in the industry may result in impacts on our business partners and competitors that could have wide ranging impacts on the future of the industry.

Capital and credit market issues could negatively affect our liquidity, increase our costs of borrowing and disrupt the operations of our growers and customers.

The capital and credit markets have experienced increased volatility and disruption over the past three years, making it more difficult for companies to access those markets. Although we believe that our operating cash flows and recent access to the capital market will permit us to meet our financing needs for the foreseeable future, there can be no assurance that continued or increased volatility and disruption in the capital and credit markets will not impair our liquidity or increase our costs of borrowing, if we need to access the credit market. Our business could also be negatively impacted if our growers or customers experience disruptions resulting from tighter capital and credit markets or a continued slowdown in the general economy.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

Our ability to compete effectively is dependent upon the proprietary nature of the seeds, seedlings, processes, technologies and materials owned by or used by us or our growers. If any competitors independently develop new traits, seeds, seedlings, processes or technologies that customers or end users determine are better than our existing products, such developments could adversely affect our competitive position. We do not rely upon patent protection, but guard our proprietary property by exercising a high degree of control over the alfalfa seed supply chain, as well as over our stevia material. However, because we do not have more formal proprietary rights protections in place, it would be possible for persons with access to our seed or plants grown from our seed to reproduce and market our proprietary seed varieties, which could significantly harm our business and our reputation. Litigation may be necessary to protect our proprietary property and determine the validity and scope of the proprietary rights of competitors. Intellectual property litigation could result in substantial costs and diversion of our management and other resources. If we are unable to successfully protect our intellectual property rights, our competitors could be able to market products that compete with our proprietary products without obtaining a license from us.

Risks Related to Investment in Our Securities

The value of our common stock and Class A and Class B warrants can be volatile.

The overall market and the price of our common stock and Class A and Class B warrants can fluctuate greatly. The trading price of our common stock and Class A and Class B warrants may be significantly affected by various factors, including:

  economic status and trends in the dairy industry, which underlies domestic demand for our alfalfa seed;

  market conditions for alfalfa seed in the Middle East, where a substantial amount of our seed historically has been purchased by end users;

  quarterly fluctuations in our operating results;

  our ability to meet the earnings estimates and other performance expectations of investors or financial analysts;

  fluctuations in the stock prices of our peer companies or in stock markets in general; and

  general economic or political conditions.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause our stock price to fluctuate greatly and potentially expose us to litigation.

Our business is highly seasonal because it is tied to the growing and harvesting seasons. Typically, a substantial portion of our revenue is recognized during our first and second fiscal quarters. We generally experience lower revenue during our third and fourth fiscal quarters. Sales in the first and second fiscal quarters accounted for approximately 51% of our revenue for the fiscal year ended June 30, 2011 and accounted for 69% of our revenue in fiscal 2010. If sales in these quarters are lower than expected, expenses may not be offset, which would adversely affect our operating results and would have a disproportionately large impact on our operating results for that fiscal year.

Our future expense estimates are based, in large part, on estimates of future revenue, which are difficult to predict. We expect to continue to make significant expenditures in order to expand production, sales, marketing and administrative systems and processes. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses are not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

In one or more future quarters, our results of operations may fall below the expectations of investors and the trading price of our securities may decline as a consequence. We believe that quarter-to-quarter comparisons of our operating results will not be a good indication of our future performance and should not be relied upon to predict the future performance of our stock price. In the past, companies that have experienced volatility in the market price of their stock have often been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

The redemption of the Class A warrants or Class B warrants may require warrantholders to sell or exercise the those warrants at a time that may be disadvantageous for them.

At any time after November 3, 2010, provided that our common stock has closed at a price at least equal $8.80 for five consecutive trading days, we may redeem the outstanding Class A warrants, in whole or in part, upon not less than 30 days' notice, at a price of $0.25 per warrant. Our Class B warrants are redeemable, in whole or in part, for $0.25 upon 30 days' notice after November 3, 2010, provided that our common stock has closed at a price at least equal to $13.75. The terms of our warrants prohibit us from redeeming them unless we have a current and effective registration statement available covering the exercise of the warrants. In the event we exercise our right to redeem either the Class A warrants or the Class B warrants, those warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the redemption price of $0.25 per warrant. Notice of redemption of the public warrants could force holders to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so or to sell the warrants at the current market price when they might otherwise wish to hold the warrants or accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption.

While the Class A and Class B warrants are outstanding, it may be more difficult to raise additional equity capital.

During the term that the Class A warrants and Class B warrants are outstanding, the holders of those warrants are given the opportunity to profit from a rise in the market price of our common stock. In addition, the Class B warrants are not redeemable by us. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time during which these public warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock and warrants to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock and redeemable warrants to decline and could materially impair our ability to raise capital through the sale of additional equity securities. For example, the grant of a large number of stock options or other securities under an equity incentive plan or the sale of our securities in private placement transactions at a discount from market value could adversely affect the market price of our common stock or warrants.

If we issue shares of preferred stock, your investment could be diluted or subordinated to the rights of the holders of preferred stock.

Our Board of Directors is authorized by our Articles of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Although we have no plans to issue any shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock, any such action by our Board of Directors or issuance of preferred stock by us could dilute your investment in our common stock and warrants or subordinate your holdings to the shares of preferred stock.

If we do not maintain an effective registration statement or comply with applicable state securities laws, warrantholders may not be able to exercise the Class A or Class B warrants.

For holders of our Class A and Class B warrants to be able to exercise those securities, the exercise must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which the warrantholders live. Although we will endeavor to have a current registration statement available at all times when the warrants are in-the-money, warrantholders may encounter circumstances in which they will be unable to exercise the Class A or Class B warrants. We can give no assurance that we will be able to continue to maintain a current registration statement relating to the shares of our common stock underlying the redeemable warrants or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on demand for the redeemable warrants and the prices that can be obtained from reselling them.

Our principal stockholder will continue to have substantial control over our company, which could limit the ability of our other stockholders to influence the outcome of key transactions, including a change in control, and could result in the approval of transactions that would be adverse to their interests.

Yellowjacket, LP, our largest stockholder, owns 1,991,000 shares, or approximately 34%, of our outstanding common stock. Although its ownership interest will decline, if outstanding stock options or warrants are exercised or if it sells or transfers a significant amount of its shares pursuant to an effective registration statement, by means of Rule 144, in private transactions or otherwise, Yellowjacket could, for the foreseeable future, have significant influence over our management and affairs and will be able to control virtually all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as mergers or other sales of our company or assets. Its interests could differ from ours and those of our other stockholders. In addition, the concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Our actual operating results may differ significantly from our guidance.

Although we have not provided earnings guidance to date, from time to time, we may release guidance in our quarterly earnings releases, quarterly earnings conference call, or otherwise, regarding our future performance that represent our management's estimates as of the date of release. If given, this guidance, which includes forward-looking statements, will be based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. If we issue guidance, we will generally state possible outcomes as high and low ranges that are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we would release guidance would be to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance, if given, is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our guidance and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making an investment decision in respect of our common stock, Class A warrants or Class B warrants.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in our "Risk Factors" in this Annual Report on Form 10-K could result in the actual operating results being different from our guidance, and such differences may be adverse and material.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock and warrants to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock and redeemable warrants to decline and could materially impair our ability to raise capital through the sale of additional equity securities. For example, the grant of a large number of stock options or other securities under an equity incentive plan or the sale of our securities in private placement transactions at a discount from market value could adversely affect the market price of our common stock or warrants.

If we issue shares of preferred stock, your investment could be diluted or subordinated to the rights of the holders of preferred stock.

Our Board of Directors is authorized by our Articles of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Although we have no plans to issue any shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock, any such action by our Board of Directors or issuance of preferred stock by us could dilute your investment in our common stock and warrants or subordinate your holdings to the shares of preferred stock.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the Class A or Class B warrants.

For you to be able to exercise the Class A or Class B warrants, the shares of our common stock to be issued to you upon exercise of the Class A or Class B warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which you live. We cannot assure you that we will continue to maintain a current registration statement relating to the shares of our common stock underlying the Class A or Class B warrants. You may encounter circumstances in which you will be unable to exercise the Class A or Class B warrants. We can give no assurance that we will be able to continue to maintain a current registration statement relating to the shares of our common stock underlying the redeemable warrants or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on demand for the redeemable warrants and the prices that can be obtained from reselling them.

Our actual operating results may differ significantly from our guidance.

Although we have not provided earnings guidance to date, from time to time, we may release guidance in our quarterly earnings releases, quarterly earnings conference call, or otherwise, regarding our future performance that represent our management's estimates as of the date of release. If given, this guidance, which includes forward-looking statements, will be based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. If we issue guidance, we will generally state possible outcomes as high and low ranges that are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we would release guidance would be to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance, if given, is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from our guidance and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making an investment decision in respect of our common stock, Class A warrants or Class B warrants.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in our "Risk Factors" in the Annual Report on Form 10-K could result in the actual operating results being different from our guidance, and such differences may be adverse and material.

USE OF PROCEEDS

If all of the shares and warrants on the cover page of this prospectus are purchased, we would receive gross proceeds of up to $29,799,000, including full exercise of the representative's warrants and the Class A and Class B warrants that are a component of the units issuable upon exercise thereof, before deducting expenses estimated at $17,000 plus up to 5% of the gross proceeds of the warrants exercised in payment of warrant solicitation fees. We will retain discretion over the use of the net proceeds we may receive from this offering, but we currently intend to use such proceeds, if any, for general corporate purposes.

PLAN OF DISTRIBUTION

The shares of common stock issuable upon the exercise of the redeemable warrants will be offered solely by us, and no underwriters are participating in this offering. For the holders to exercise the redeemable warrants issued in connection with our May 2010 initial public offering, there must be a current registration statement covering the common stock underlying the warrants on file with the Commission. The issuance of the common stock also must be registered with various state securities commissions or exempt from registration under the securities laws of the states where the public warrant holders reside. We intend to use our best efforts to maintain a current registration statement while the redeemable warrants and the representative's warrants are exercisable, although we may not be able to do so. The redeemable warrants and the representative's warrants expire on May 3, 2015, unless redeemed earlier.

The outstanding representative's warrants entitle the holders to purchase up to 140,000 units, each unit consisting of two shares of common stock, one Class A warrant and one Class B warrant. Because the common stock and the Class A and Class B warrants underlying the units have separated, upon exercise of the representative's warrants, the holders will receive two shares of common stock, one Class A warrant and one Class B warrant. Under the terms of the representative's warrants, we are registering for issuance common stock, Class A warrants and Class B warrants and the common stock underlying the Class A warrants and Class B warrants, all of which are securities underlying the representative's warrants. We intend to use our best efforts to maintain a current registration statement covering the issuance and resale of the securities underlying the representative's warrants through May 3, 2015. Under the terms of the representative's warrants, we have also agreed to indemnify the representative of the underwriters in connection with the sale of securities underlying the representative's warrants against certain liabilities, including liabilities under the Securities Act. See "Disclosure of Commission Position on Indemnification for Securities Act Liabilities" below.

We have agreed to engage Paulson Investment Company, Inc. ("Paulson"), on a non-exclusive basis, as our agent for the solicitation of the exercise of the Class A and Class B warrants, if we use an warrant solicitation agent in connection with the exercise of the warrants. To the extent not inconsistent with the guidelines of the Financial Industry Regulatory Authority and the rules and regulations of the Securities and Exchange Commission, we have agreed to pay Paulson for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised if the exercise was solicited by Paulson. No compensation will be paid to Paulson upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;
•	the holder of the warrants has not confirmed in writing that Paulson solicited his, her or its exercise;

•	the warrants are held in a discretionary account, unless prior specific written approval for the exercise;
•	the warrants are exercised in an unsolicited transaction; or
•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

We may enter into agreements on substantially the same terms with other broker-dealers.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, all with a par value of $0.001 per share. As of January 11, 2012, we have 5,800,000 shares of common stock and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Subject to the preference in dividend rights of any series of preferred stock that we may issue in the future, the holders of common stock are entitled to receive such cash dividends, if any, as may be declared by our board of directors out of legally available funds. Upon liquidation, dissolution or winding up, after payment of all debts and liabilities and after payment of the liquidation preferences of any shares of preferred stock then outstanding, the holders of the common stock will be entitled to participate pro rata in all assets that are legally available for distribution.

Other than the rights described above, the holders of common stock have no preemptive subscription, redemption, sinking fund or conversion rights and are not subject to further calls or assessments. The rights and preferences of holders of common stock will be subject to the rights of any series of preferred stock that we may issue in the future.

Public Warrants

Class A Warrants

General. Our Class A warrants may be exercised at any time until the expiration date of May 3, 2015. Each warrant entitles the holder to purchase one share of common stock at an assumed exercise price of $7.15 per share. This exercise price will be adjusted if specific events, summarized below, occur. A holder of Class A warrants will not be deemed a holder of the underlying stock for any purpose until the unit warrant is exercised.

Exercise. The holders of the Class A warrants may exercise them only if a current and effective registration statement is then in effect. To exercise a warrant, the holder must deliver to our warrant agent the warrant certificate on or before the expiration date, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Class A warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the Class A warrants.

Redemption. We have the right to redeem the Class A warrants at a price of $0.25 per warrant, after providing 30 days' prior written notice to the warrantholders, at any time after our common stock closes at a price that equals or exceeds $8.80 for at least five consecutive trading days, provided we have a current and effective registration statement available covering the exercise of the warrants. We will send a written notice of redemption by first class mail to holders of the Class A warrants at their last known addresses appearing on the registration records maintained by the warrant agent. No other form of notice or publication will be required. If we call the

Class A warrants for redemption, the holders of the Class A warrants will then have to decide whether to sell Class A warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.

Adjustments in Certain Events. We will make adjustments to the terms of the Class A warrants if certain events occur. If we distribute to our stockholders additional shares of common stock through a dividend or distribution, or if we effect a stock split of our common stock, we will adjust the total number of shares of common stock purchasable on exercise of a warrant so that the holder of a warrant thereafter exercised will be entitled to receive the number of shares of common stock the holder would have owned or received after such event if the warrant holder had exercised the warrant before the event causing the adjustment. The aggregate exercise price of the warrant will remain the same in that circumstance, but the effective purchase price per share of common stock purchasable upon exercise of the warrant will be proportionately reduced because a greater number of shares of common stock will then be purchasable upon exercise of the adjusted warrant. If, however, we effect a dividend, distribution or stock split that increases our outstanding common stock by 50% or more, we will proportionately increase the number of warrants outstanding rather than increasing the number of shares of common stock underlying each warrant. Each Class A warrant will then continue to be exercisable for the same number of shares as before the event requiring the increase in the number of outstanding Class A warrants, but the exercise price of each warrant will be correspondingly reduced.

In the event of a capital reorganization or reclassification of our common stock, the Class A warrants will be adjusted so that thereafter each warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the warrant had been exercised before the capital reorganization or reclassification of our common stock.

If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that warrantholders will be entitled to receive upon exercise of a warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of common stock for which the warrant was exercisable immediately before the transaction. No adjustment to the Class A warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding common stock.

Class B Warrants

The Class B warrants are identical to the Class A warrants except for the following terms: (i) the exercise price is $11.00 per share; and (ii) we may redeem the Class B warrants provided that our common stock has closed at a price that equals or exceeds $13.75 for at least five consecutive trading days.

Preferred Stock

Our board of directors, without any further vote or action by our stockholders, has the authority to issue up to an aggregate of 5,000,000 shares of preferred stock from time to time, in one or more classes or series or shares, on terms that it may determine, including among other things:

  its dividend rate;

  its liquidation preference;

  whether or not the shares will be convertible into, or exchangeable for, any other securities; and

  whether or not the shares will have voting rights, and, if so, determine the extent of the voting powers and the conditions under which the shares will vote as a separate class.

We believe that our board of directors' ability to issue preferred stock on such a wide variety of terms will enable the Preferred Stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, our board of directors could issue all or part of the preferred stock with, among other things, substantial voting power or advantageous conversion rights. This stock could be issued to persons deemed by our board of directors likely to support our current management in a context for control of us, either as a precautionary measure or in response to a specific takeover threat. We have no current plans to issue preferred stock for any purpose.

2009 Equity Incentive Plan

Our Incentive Plan currently authorizes the grant of up to 750,000 shares of common stock (subject to adjustment for stock splits and similar capital changes) in connection with incentive and non-qualified stock option grants, restricted stock awards, SARs, performance awards and other share-based awards. Employees and, in the case of nonqualified stock options, directors, consultants or any affiliate are eligible to receive grants under our plan. As of the date of this prospectus, there are options to purchase 677,000 shares outstanding under our Incentive Plan.

Transfer Agent, Warrant Agent and Registrar

Our transfer agent and registrar for our common stock and the warrant agent for our Class A and Class B warrants is Transfer Online, Inc., Portland, Oregon.

INDEMNIFICATION

The Nevada General Corporation Law requires us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. Our Articles of Incorporation eliminate personal liability of directors and officers, to our company or our stockholders, for damages for breach of their fiduciary duties as directors or officers, except for liability (i) for acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law, or (ii) for the unlawful payment of dividends. In addition, our Bylaws provide that our company shall indemnify, to the fullest extent authorized or permitted by law, any person made, or threatened to be made, a defendant in any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she was a director or officer of our company. The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law. The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

The indemnification provision in our By-laws may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act of 1933 (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling S&W Seed Company pursuant to applicable state law, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPERTS

The consolidated balance sheets as of June 30, 2010 and 2011 and the consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended June 30, 2009, 2010 and 2011, incorporated by reference in this Prospectus, have been incorporated by reference in this prospectus in reliance on the reports of M&K CPAS, PLLC, our independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed on by Wickersham & Murphy, a Professional Corporation, Palo Alto, California.

INFORMATION INCORPORATED BY REFERENCE

This prospectus is part of a registration statement on Form S-3. The Commission allows this filing to "incorporate by reference" information that we previously have filed with the Commission. This means we can disclose important information to you by referring you to other documents that we have filed with the Commission. The information that is incorporated by reference is considered part of this prospectus, and information that we file later will automatically update and may supersede this information. For further information about our company and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

•	Our annual report on Form 10-K filed with the Commission on September 26, 2011, which contains audited financial statements for the fiscal year ended June 30, 2011;
•

Our quarterly report on Form 10-Q for the three months ended September 30, 2011, filed with the Commission on November 14, 2011, which contains unaudited financial statements for the three months ended September 30, 2011 and 2010;

•	Our current reports on Forms 8-K filed on July 8, 2011, September 20, 2011, October 28, 2011, November 29, 2011, December 14, 2011 and December 19, 2011;
•

All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the annual report referred to above; and

•	The description of our common stock contained in Forms 8-A filed on April 23, 2010 and amended on April 29, 2010 and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company subsequent to those listed above with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, following the date of filing of the registration statement of which this is a part and prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents (all of such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). The information relating to our company contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number: S&W Seed Company, P.O. Box 235, Five Points, CA 93624, telephone (559) 884-2535. We will provide copies of all documents requested (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed with the Commission under the Securities Act. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements, and other information with the Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings are also available on the SEC's website. The address of this site is http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

Nature of Expense	Amount

Legal fees and expenses	$ 10,000
Accounting fees and expenses	4,000
Miscellaneous expenses	3,000

Total	$ 17,000

Item 15. Indemnification of Directors and Officers

Nevada Revised Statutes ("NRS") 78.138(7) provides that, subject to certain very limited statutory exceptions or unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502(1) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party would not be liable pursuant to NRS 78.138 or the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

NRS 78.7502(2) empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including amounts paid in settlement and attorneys' fees actually and reasonably incurred by such Indemnified Party) in connection with the defense or settlement of such action or suit if such Indemnified Party would not be liable pursuant to NRS 78.138 or such Indemnified Party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances, the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502(3) provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2 of NRS 78.7502 described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

NRS 78.751(1) provides that any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to NRS 78.751(2), may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

NRS 78.751(2) provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of the final disposition, upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. The provisions of NRS 78.751(2) do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

NRS 78.751(3) provides that indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 does not exclude any other rights to which an Indemnified Party may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office; provided, however, that unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses pursuant to NRS 78.751(2), indemnification may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

NRS 78.752 empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such Indemnified Party or liability and expenses incurred by such Indemnified Party, whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Bylaws of the registrant provide for indemnification of Indemnified Parties substantially identical in scope to that permitted under the NRS. Such Bylaws provide that the expenses of directors and officers of the registrant incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the registrant.

The registrant has a contract for insurance coverage under which the registrant and certain Indemnified Parties (including the directors and officers of the registrant) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Indemnified Parties.

The registrant may enter into indemnification agreements with its officers and directors in the future.

The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling S&W Seed Company pursuant to applicable state law, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed herewith or incorporated by reference:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	SEC File Number	Exhibit	Filing Date	Filed Herewith

3.1	Registrant's Articles of Incorporation	8-K	001-347129	3.1	12/19/11
3.2	Registrant's Bylaws	8-K	001-347129	3.2	12/19/11
4.1	Form of Common Stock Certificate	S-1	333-164588	4.1	4/23/10
4.2	Form of Class A Warrant	S-1	333-164588	4.3	4/23/10
4.3	Form of Class B Warrant	S-1	333-164588	4.4	4/23/10
4.4	Warrant Agreement between the Registrant and Transfer Online, Inc., dated May 3, 2010	S-1	333-164588	4.5	4/23/10
4.5	Form of Representative's Warrants	S-1	333-164588	4.6	4/23/10
5.1	Opinion of Wickersham & Murphy, P.C.	S-1	333-164588	5.1	4/29/10
23.1	Consent of M&K CPAS PLLC					X
23.2	Consent of Wickersham & Murphy, P.C. (included in Exhibit 5.1 herein)	S-1	333-164588	5.1	4/29/10
24.1	Power of Attorney (see signature page)	S-1	333-164588		1/29/10

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii) go reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that,

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this undertaking do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(e) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(f) If the registrant requests acceleration of the effective date of the registration statement under Rule 461, then in the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Five Points, California on January 12, 2012.

S&W SEED COMPANY

By: /s/ Mark S. Grewal
Mark S. Grewal
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark S. Grewal Mark S. Grewal	President, Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2012

/s/ Matthew K. Szot Matthew K. Szot	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	January 12, 2012

* Grover T. Wickersham	Chairman of the Board	January 12, 2012

* Michael C. Culhane	Director	January 12, 2012

* Michael M. Fleming	Director	January 12, 2012

* Michael N. Nordstrom	Director	January 12, 2012

* Charles B. Seidler	Director	January 12, 2012

Matthew K. Szot has signed this registration statement on behalf of the above-named persons specified by an asterisk (*) pursuant to a power of attorney duly executed by such person and previously filed with the SEC.

By:	Matthew K. Szot
Name: Title:	Matthew K. Szot Attorney-in-Fact